Exhibit 3.6

Registration No. [            ]

[CREST OF THE

GOVERNMENT OF BERMUDA]

CERTIFICATE OF CONTINUANCE

I hereby in accordance with section 132C(4)(d) of the Companies Act 1981 issue this Certificate of Continuance and do certify that on the [            ] day of [            ] 2009

TransAtlantic Petroleum Ltd.

was registered by me in the Register maintained by me under the provisions of the said section and that the status of the said company is that of an exempted company.

Given under my hand and the Seal of

[Seal of the Registrar of Companies]	the REGISTRAR OF COMPANIES

this [ ] day of [ ] 2009

[Signed] REGISTRAR OF COMPANIES